UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2008
BIOHEART, INC.

(Exact name of registrant as specified in its charter)
Florida

(State or other jurisdiction of incorporation)

1-33718	65-0945967

(Commission File Number)	(IRS Employer Identification No.)
13794 NW 4th Street, Suite 212
Sunrise, Florida 33325

(Address of principal executive offices, including zip code)
(954) 835-1500

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On October 15, 2008, Bioheart, Inc. (the “Company”) received a letter from The NASDAQ Stock Market (the “NASDAQ Letter”) advising that, for the last ten consecutive trading days, the market value of the Company’s listed securities had been below the minimum $35 million requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 4310(c)(3)(B). Furthermore, NASDAQ stated that the Company does not comply with NASDAQ Marketplace Rule 4310(c)(3)(A) or 4310(c)(3)(C), which requires the Company to have either minimum stockholders’ equity of $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.
In the NASDAQ Letter, NASDAQ advised that, in accordance with NASDAQ Marketplace Rule 4450(e)(4), the Company will be provided thirty calendar days, or until November 14, 2008 (the “Compliance Period”), to regain compliance with NASDAQ Marketplace Rule 4310(c)(3)(B). The NASDAQ Staff may determine that the Company has regained compliance with NASDAQ Marketplace Rule 4310(c)(3)(B) if, at any time before the end of the Compliance Period, the market value of the Company’s listed securities is $35 million or more for a minimum of ten consecutive business days. If the Company does not regain compliance within the Compliance Period, NASDAQ will provide the Company with written notification that the Company’s common stock will be delisted from the NASDAQ Capital Market. At that time, the Company may appeal the determination by the NASDAQ Staff to delist its common stock to a Listing Qualifications Panel.
The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing. There is no assurance that the Company will be able to take any of these actions or that any of the actions will be sufficient to allow the Company’s NASDAQ listing to continue or for how long such listing will continue. If the Company is unsuccessful in maintaining its NASDAQ listing, then the Company may pursue listing and trading of the Company’s common stock on the Over-The-Counter Bulletin Board or another securities exchange or association with different listing standards than NASDAQ.
On October 17, 2008, the Company issued a press release announcing that it had received the NASDAQ Letter. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities
Between October 1, 2008 and October 10, 2008, the Company sold, in a private placement, an aggregate of 1,003,910 shares of the Company’s common stock and warrants (the “Warrants”) to purchase 301,173 shares of the Company’s common stock for aggregate gross cash proceeds of approximately $1.8 million. The Warrants are (i) exercisable solely for cash at a weighted average exercise price of $2.12 per share, (ii) non-transferable for six month following issuance and (iii) exercisable, in whole or in part, at any time and from time to time during the period commencing on the date that is six months and one day following the date of issuance and ending on the third year anniversary of the date of issuance.
The purchasers of the securities have been granted “piggyback” registration rights to participate in certain registrations that the Company may effect.
The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were accredited investors, as such term is defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in the private placement represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.
On October 17, 2008, the Company issued a press release announcing the investment discussed above. A copy of that press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Forward-Looking Statements:
Except for historical matters contained herein, statements made in this Form 8-K are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.
Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to secure additional financing; (ii) the timely success and completion of our clinical trials; (iii) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (iv) regulatory approval of our product candidates; (v) our dependence on the success of our lead product candidate; (vi) our inability to predict the extent of our future losses or if or when we will become profitable; (vii) our ability to protect our intellectual property rights; and (viii) intense competition. We are also subject to the risks and uncertainties described in our filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Amendment No. 1 on Form 10-K/A and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

Item 9.01	Financial Statements and Exhibits
     (d)     Exhibits
     99.1     Press Release dated as of October 17, 2008
     99.2     Press Release dated as of October 17, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 17, 2008

BIOHEART, INC.
By:	/s/ William H. Kline
William H. Kline
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated October 17, 2008
99.2	Press Release dated October 17, 2008

5